EXHIBIT 10.1

- Confidential -

July 15, 2010

Mr. James Molinaro
2070 Angstadt Road
Quakertown, PA 18951

Re:    Employment Agreement with TechPrecision Corporation.

Dear Jim:

We are excited by your interest in joining TechPrecision Corporation. (the “Company”).  This letter agreement ("Agreement") will set forth the terms of your employment with the Company if you decide to join us.

1. Your Position; Annual Salary; Bonuses.  Commencing on July 21, 2010 (“Start Date”), you will be employed on a full time basis, in the position of Chief Executive Officer ("CEO"), reporting directly to the Board of Directors of the Company (the "Board").  You agree to assume such duties and responsibilities as may be customarily incident to such a position, including but not limited to, such duties as may be assigned to you from time to time by the Board.  You shall perform such duties at the principal executive offices of the Company, which will be located in the greater Philadelphia, PA area.  For all services rendered, the Company will pay you an annual base salary of Three Hundred Thousand Dollars ($300,000) per year, paid semi-monthly according to the Company’s regular payroll procedures (as may be amended from time to time).  This annual base salary will be subject to periodic review by the Board.  You will also be eligible each fiscal year to receive an annual performance bonus ("Annual Bonus") of up to 50% of your then-current annual salary. The actual amount of any such Annual Bonus shall be determined by the Board and shall be based upon the achievement of such individual and/or company performance goals as the Board shall establish in writing.  For Fiscal Year 2011, any Annual Bonus paid will be pro-rated and based on performance objectives to be determined by the Board.  For subsequent fiscal years, the Annual Bonus will be based upon performance objectives determined in advance of that fiscal year.  Any such Annual Bonus will be paid as soon as practicable after the Board determines that the Annual Bonus has been earned, but in no event later than the last day of the calendar year in which such Annual Bonus is determined to have been earned.)

2. Equity Compensation.  As soon as administratively practicable following your Start Date and subject to the prior approval of the Board, the Company will grant you an option to purchase 1,000,000 shares of the Company’s common stock (the “Option”). The exercise price of the Option will be the average closing price of a share of the Company’s common stock on the Over The Counter NASDAQ Bulletin Board exchange for the first five (5) trading days following the date that the Option is granted by the Board. The Option will be issued under the Company's 2006 Long Term Incentive Plan (the “LTIP”) and pursuant to a stock option agreement provided to you by the Company on, or as soon as administratively practicable following, the date the Option is granted.  No right to any stock is earned or accrued until such time as vesting occurs, nor does the grant confer any right to continue vesting or employment.

3. Severance.

(a) If the Company terminates your employment other than: (1) for Cause (as defined below); (2) because of your death; or (3) because of a disability that renders you incapable of performing the essential functions of your position with or without reasonable accommodation; or if you resign for Good Reason (as defined below), then, conditioned upon your execution of a written release reasonably acceptable to the Company and you (a “Release”) that becomes binding upon you and the Company (to be drafted and provided by the Company) of any and all claims, including without limitation any claims for lost wages or benefits, stock options, breach of contract, employment discrimination, compensatory damages, punitive damages, attorneys' fees, equitable relief, or any other form of damages or relief you may assert against the Company, you shall receive the following benefits: (i) twelve (12) months of continued payment of annual salary at your then-current annual salary rate payable in accordance with the Company’s regular payroll procedures, and (ii) reimbursement of your payment of premiums for continued health benefits (i.e., medical, dental and vision) for you and your covered dependents under the Company’s health plans for twelve (12) months, payable when such premiums are due (provided you validly elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following receipt of notice thereof).

(b) If the Company terminates your employment other than: (1) for Cause (as defined below); (2) because of your death; or (3) because of a disability that renders you incapable of performing the essential functions of your position with or without reasonable accommodation; or if you resign for Good Reason (as defined below), and such termination or resignation occurs during the period commencing on the date the Company enters into a non-binding (or binding) letter of intent which if consummated would constitute a Change in Control, as that term is defined in the LTIP, and ends thirty-one (31) days following the first anniversary of a Change in Control, then subject to your executing and not revoking a Release within the time period set forth in paragraph 3(c) of this Agreement, the Company will provide you with (i) eighteen (18) months of continued payment of annual salary at your then-current annual base salary rate payable in accordance with the Company’s regular payroll procedures; (ii) reimbursement of your payment of premiums for continued health benefits (i.e., medical, dental and vision) for you and your covered dependents under the Company’s health plans for eighteen (18) months, payable when such premiums are due (provided you validly elect to continue coverage under COBRA following receipt of notice thereof; and (iii) 100% of the remaining unvested shares underlying the Option will become immediately vested upon such termination or resignation.  No severance or other benefits pursuant to this Agreement will be paid or provided until the Release becomes effective.

(c) No severance or other benefits payable under Section 3 of this Agreement will be paid or provided unless the Release becomes effective and irrevocable no later than sixty (60) days following your termination date or such earlier date required by the Release (such deadline, the “Release Deadline”).  If the Release does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this Agreement.  No severance payments or benefits will be provided until the Release becomes effective.  Notwithstanding any contrary provisions of this Section 3, in the event that your termination occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year of your termination, then any severance payments or benefits provided by this Agreement that may be considered Deferred Compensation Separation Benefits (as defined below) under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any other guidance promulgated thereunder (“Section 409A”)) will be provided on the first payroll date to occur during the calendar year following the calendar year of your termination, or, if later, (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 4 of this Agreement.

(d) Definitions.  As used in this Agreement, the following terms have the following definitions:

"Cause" for your termination will exist at any time after the occurrence of one or more of the following:  (i) your insubordination or failure to apply best efforts to your employment duties; (ii) your conviction of, or plea of nolo contendere to, any felony or any crime involving dishonesty, fraud or moral turpitude; (iii) neglect of your employment duties or failure to perform those duties to the satisfaction of the Board that is not cured by you within thirty (30) days of written notice being given by Company to you of such failure; (iv) your negligent (or more severe) misconduct in connection with your employment that violates a material provision of the Company’s code of conduct, code of ethics, or other policies; (v) an act of dishonesty or fraud by you that causes harm to the reputation or financial well being  of the Company; (vi) your breach of your fiduciary trust or duty to the Company; (vii) your breach of a material provision of any written agreement between you and the Company that is not cured by you (if such breach is of a type that is capable of being cured) within thirty (30) days of written notice being given by Company to you of such breach; and/or (viii) use, possession or distribution of, or being under the influence of, drugs or alcohol during working time or work-related activities.  Any determination of “Cause” shall be by a vote of two-thirds (2/3) of the disinterested members of the Board (i.e. all directors other than you) after notice to you, expiration of any applicable cure period, and an opportunity to appear before the Board (with the assistance of counsel) during the cure period.

"Company" shall, unless the context otherwise requires, include any acquirer of or successor to TechPrecision Corporation.

"Good Reason" shall mean your resignation within sixty (60) days following the expiration of any Company cure period (discussed below), of your knowledge of the occurrence of one or more of the following, without your consent: (i) a material reduction in your then-current annual base salary; (ii) a breach of this Agreement by the Company that is not cured by the Company (if such breach is of a type that is capable of being cured) within thirty (30) days of written notice being given by you to the Company of such breach; or (iii) a material and adverse change in the duties, authority or responsibilities (including reporting responsibilities) you are asked to perform that is not cured by the Company (if such change is of a type that is capable of being cured) within thirty (30) days of written notice being given by you to the Company of such change, provided that a material and adverse change in your duties, authority or responsibilities shall not be occasioned if there has been a Change in Control, you remain a member of the senior management of the acquiror of the Company, and you continue to have the same authority over the TechPrecision business.  In addition, prior to any such voluntary resignation, you must provide notice to the Company of the existence of the Good Reason condition within thirty (30) days of your knowledge of  its initial existence and the Company must be provided at least thirty (30) days to remedy the condition.

4. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided pursuant to a termination of your employment under Section 3, if any, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of paragraph 4(a) above.  In addition, any amount payable under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of paragraph 4(a) above.  For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

(d) Notwithstanding anything in the Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to the Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, and its implementing regulations and guidance, (i) the expenses eligible for reimbursement or in-kind benefits provided to you must be incurred during the term of the Agreement (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (iii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

5. Benefits and Expenses.  You will receive four weeks paid vacation annually. You will also be eligible to participate in the Company's employee benefit plans.  You will receive such other benefits, including holidays and sick leave, as the Company generally provides to its employees.  The Company reserves the right to change or otherwise modify, in its sole discretion, the benefits offered to employees to conform to the Company's general policies as they may be changed from time to time.  You are authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties hereunder.  The Company shall promptly reimburse you for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

6. Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company's standard "At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement" hereto as (the "Employment and Confidentiality Agreement") as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company for compensation, you agree not to (i) engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or (ii) assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this Agreement and the Employment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers, or between yourself and any other parties.

7. Non-Competition/Non-solicitation.  In consideration of becoming employed by the Company and the compensation described herein, you hereby agree to execute and abide by the terms of a restrictive covenant agreement provided to you by the Company as soon as practicable following the date hereof, which agreement shall provide that, for the period beginning on your Start Date and ending on the later of the first anniversary of the date your employment with the Company terminates for any reason or the first anniversary of the date that the last severance payment is made to you pursuant to Sections 3(a) or 3(b) (as applicable), you agree not to (i) become engaged in any manner with any person that is in competition with the Company and (ii) solicit, or in any way interfere with the Company’s relationship with, any customer or employee (or other service provider) of the Company.

8. Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of the Start Date, you will need to present documentation demonstrating that you have authorization to work in the United States.  This requirement applies to U.S. citizens and non-U.S. citizens alike.

9. No Assignment.  You acknowledge that the services to be rendered by you under this Agreement are unique and personal.  Accordingly, you may not assign or delegate any of your rights or obligations hereunder.

10. At-Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time and with or without Cause, and with or without notice.  However, you may be eligible to receive certain payments/benefits in the event of certain terminations of your employment, as stated above.  Neither the vesting of any options described in this Agreement (nor any other provision of this Agreement or any other agreement between you and the Company), nor your participation in any stock option, incentive bonus, or other benefit program in the future is to be regarded as assuring you of continuing employment for any particular period of time.

11. Arbitration.  In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that:  (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration in Philadelphia, Pennsylvania, in accordance with the Employment Arbitration Rules of the American Arbitration Association; (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, including equitable relief where appropriate; (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; (iv) the arbitration shall provide for adequate discovery; (v) the parties shall share the arbitration fee equally, but each party shall be responsible for its own attorneys’ fees and other costs related to the arbitration; and (vi) notwithstanding the foregoing, no provision of this paragraph shall prohibit the Company from petitioning a court directly for injunctive or other equitable relief in those circumstances where monetary damages would be inadequate.  The provisions of this paragraph shall supersede and control over any other agreement or covenant for arbitration between the Company and you (including the Employment and Confidentiality Agreement).

12. Controlling Law.  This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict of laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the drafter of the Agreement.

13. Entire Agreement.  This Agreement, together with the Employment and Confidentiality Agreement, the LTIP, and the stock option agreements reflecting your Option, will form the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises with respect to your employment made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by another duly authorized officer of the Company.  In the event of any conflict in terms between this Agreement and any other plan, program or agreement applicable to or executed by and between you and the Company, the terms of this Agreement shall prevail and govern.

14. Rules of Conduct.  As a Company employee, you will be expected to abide by the Company’s rules and standards.  Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

15. Indemnification; D&O Insurance.  The Company will indemnify you and hold you harmless for all acts and omissions to act during your employment and service as a member of the Board, and will advance all costs and legal expenses incurred, to the maximum extent provided under the Company’s charter, by-laws and applicable law.  During your employment and service as a member of the Board and for all times thereafter during which you may be subject to liability for your acts or omissions to act during such employment and service, the Company will insure you under a policy of directors and officers liability insurance to the same extent as it insures members of the Board.

16. Section 280G.    In the event that the severance or other benefits provided for in this offer or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits hereunder shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent  state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this provision will be made in writing by independent public accountants as the Company and you agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to you.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for your equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

17. Tax Withholding.  The Company may withhold from all payments and benefits due to you (or your beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

18. Acceptance.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this Agreement in the space indicated and return it to me by no later than 5:00 pm ET on, July [16], 2010. If you have not accepted our offer by that time, this offer will expire. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and the attached documents, if any.

Very truly yours,

/s/ Philip A. Dur
Philip A. Dur
Chairperson of the Nominating Committee
TechPrecision Corporation

I have read and understood this offer letter agreement and hereby acknowledge, accept and agree to the terms as set forth above (including the Exhibits and Attachment hereto).

/s/ James Molinaro                                         07/15/2010
James Molinaro